EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2005 RESULTS
AND ANNOUNCES ELECTION OF A NEW INDEPENDENT DIRECTOR

CHERRY HILL, NJ, May 4, 2005 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter March 31, 2005.

Net revenues for the quarter ended March 31, 2005 were $10.7 million, a decrease of 11% from the $12.0 million reported for the fourth quarter of 2004. The net loss for the first quarter of 2005 was $2.4 million or ($0.28) per diluted share, compared to a net loss of $3.5 million or $(0.40) per diluted share for the fourth quarter of 2004. Results for the first quarter of 2005 include a charge of approximately $264,000 or $0.03 per diluted share in costs related to inTEST's previously announced closure of its UK manufacturing operation.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "We entered the quarter with conservative expectations given the challenging business environment facing our industry. The quarter came in as expected with no surprises. We are pleased with the progress we made in our cost containment efforts, which are designed to better position inTEST for both up and down markets. We are also pleased with the improving industry trends we are starting to see. We think the fourth quarter of 2004 represented a trough for our bookings, which increased to $11.4 million in the first quarter of 2005, up $2.1 million or 23% from $9.3 million in the fourth quarter."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Our organizational changes are progressing as planned. We are on target to complete the closure of our UK facility by the end of the second quarter of 2005. The impact of this closure, in addition to our previously announced restructuring efforts, is expected to reduce our operating expense structure by approximately $5.5 million to $6.0 million annually. Based on current customer forecasts, we expect net revenues will be in the range of $11.5 million to $13.5 million for the quarter ending June 30, 2005, with a pre-tax loss in the range of $(0.12) to $(0.22) per diluted share. This guidance is before any additional costs associated with our continued restructuring efforts."

The Board of Directors elected a new independent director, Thomas J. Reilly, Jr., at its meeting held on Tuesday, May 3, 2005. Mr. Reilly fills the board position vacated by Gregory W. Slayton, who resigned from inTEST's board on March 1, 2005. Mr. Reilly, who is a retired audit partner of Arthur Andersen, was appointed to the Audit Committee and determined to be an audit committee financial expert. Mr. Reilly was also appointed to the Nominating and Corporate Governance Committee and the Compensation Committee.

Investor Conference Call / Webcast Details

inTEST will review first quarter 2005 results and discuss management's expectations for the second quarter of 2005 and current views of the industry today, May 4, 2005, at 5PM EDT. The conference call will be available at www.intest.com and by telephone at (913) 981-5543. A replay will be available from 8PM EDT on May 4 through midnight EDT on May 11 at www.intest.com and by telephone at (719) 457-0820. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed. The confirmation identification for both the live call and the replay is 2246669.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2005	3/31/2004	12//31/2004
Net revenues	$10,685	$17,008	$11,980
Gross margin	3,137	7,211	3,380
Operating expenses:
Selling expense	2,073	2,705	2,974
Engineering and product development expense	1,404	1,653	1,627
General and administrative expense	2,036	1,736	1,561
Restructuring and other charges	100	-	627
Operating income (loss)	(2,476)	1,117	(3,409)
Other income (expense)	70	6	(88)
Earnings (loss) before income taxes	(2,406)	1,123	(3,497)
Income tax expense (benefit)	6	125	(23)
Net earnings (loss)	(2,412)	998	(3,474)

Net earnings (loss) per share - basic	$(0.28)	$0.12	$(0.40)
Weighted average shares outstanding - basic	8,722	8,363	8,691

Net earnings (loss) per share - diluted	$(0.28)	$0.11	$(0.40)
Weighted average shares outstanding - diluted	8,722	8,724	8,691

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2005	12/31/2004
Cash and cash equivalents	$ 6,283	$ 7,686
Trade accounts and notes receivable, net	6,918	6,771
Inventories	8,784	9,401
Total current assets	23,524	25,430
Net property and equipment	5,121	4,554
Total assets	31,668	33,167
Accounts payable	2,684	2,102
Accrued expenses	3,969	4,327
Total current liabilities	7,276	7,002
Noncurrent liabilities	765	47
Total stockholders' equity	23,627	26,118